Exhibit 99.1

BIO-key® Reports Third Consecutive Quarter Of Profitability

Profitable 2008 Followed by Profitable 1st and 2nd Quarters in 2009

Wall, NJ, August 10, 2009 — BIO-key International, Inc. (OTC Bulletin Board: BKYI), a leader in wireless public safety and finger-based biometric identification solutions, today reported results for the second quarter and first six months ended June 30, 2009.  The Company’s results reflected profitability for each period.

Second Quarter

Total revenue from continuing operations for the quarter ended June 30, 2009 was $2.7 million representing a decrease of 12.2% from the $3.1 million reported in the first quarter of 2009.

Gross margin was 83% for the second quarter of 2009, compared to 86% for the first quarter of 2009.

The company’s continued emphasis on cost containment enabled operating expenses to decrease by 12% to $2.1 million for the second quarter of 2009, compared to the $2.4 million reported in the first quarter of 2009.

Net income from continuing operations for the second quarter ended June 30, 2009 was $139,770.

First Half Consolidated Results

Total revenue from continuing operations for the six months ended June 30, 2009 was $5.8 million reflecting a revenue decrease of 5.2% from the $6.1 million reported for the six months ended June 30, 2008.

Gross margin for the first half of 2009 was 84.8% compared to 85.9% for the first half of 2008.

The company’s commitment to controlling costs resulted in operating expenses decreasing by 24.2% to $4.5 million for the six month period ended June 30, 2009 compared to $5.9 million reported for the corresponding period in 2008.

Net income from continuing operations for the six months ended June 30, 2009 increased to $362,000 million as compared to a net loss of $747,000 for the corresponding period in 2008, a profit turnaround of more than $1.1 million.

Liquidity and Capital Resources

Consolidated cash and cash equivalents at June 30, 2009 were $0.6 million, down from $1.7 million at December 31, 2008. Liabilities were reduced by $1.5 million in the first six months of 2009 from December 31, 2008.

After the close of the quarter, the company announced that it entered into a Settlement and Mutual Release Agreement with Longview Special Finance, Inc. and Longview Fund, L.P. in order to resolve all matters relating to the litigation initiated earlier this year by the Longview entities.  The agreement will reduce the company’s total obligation to Longview from $2.9 million to $2.2 million, assuming the remaining cash settlement payment of $1.1 million is made by the company on or before October 30, 2009.

Highlights for the second quarter ended June 30, 2009 included the following:

•                  $165,000 contract for Mobile Data Software for DeSoto County MS through our partner Interact Public Safety Systems.

•                  $100,000 initial biometric contract from a dominant Healthcare security software provider to integrate a combination of our WEB-key and VST technology into their platform.

•                  Continued expansion of biometric deployments with commercial partners including AT&T, McKesson AllScripts and Lexis Nexus

•                  $88,000 contract with Michigan State Police to expand their Mobile Data Computing Solution

•                  A contract with Tulsa, OK County Sheriff Department as part of a criminal data information initiative to share data between the State, County and City agencies.

•                  Law Enforcement contracts from Lucas County OH, Montgomery County MD, EL Cajon CA, Ulster County NY as well as Ocean County NJ.

Mike DePasquale BIO-key CEO stated “We are pleased with achieving a third sequential quarter of profitability.  With the new fiscal year starting in July for many of our public safety customers as well as the federal stimulus money beginning to deploy we believe that we are well positioned for growth and continued profitability into the second half of the year.  Both our pipeline and the dollar value of a number of individual opportunities are the largest in our company’s history in both our Law Enforcement and Biometrics Divisions.  We have a number of large contracts pending that we expect will positively impact our operating results in the current and future quarters.”

Conference Call Details

BIO-key has scheduled a call for Friday, August 14th at 10:00 a.m. Eastern Time to discuss 2009 second quarter financial results.  Dialing 800-860-2442 and asking for the BIO-key call at least 10 minutes prior to the start time.  The conference call will also be broadcast live over the Internet by logging onto www.bio-key.com.  A streaming audio replay of the webcast will be available shortly after the call on the Company’s website (www.bio-key.com) for a period of thirty days.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, government and private sector customers.  BIO-key’s mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases.  BIO-key’s high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy and to reduce identity theft.  Over 1,000 police departments in North America use BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for law enforcement.  (http://www.bio-key.com)

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, and our ability to attract and retain key personnel.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

© Copyright 2009 by BIO-key International, Inc.